Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-182556) of Tronox Limited of our report dated February 25, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effect of the Guarantor Condensed Consolidating Financial Statement revision as described in Note 27, as to which the date is March 8, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting of Tronox Limited, which appears in the Current Report on Form 8-K of Tronox Limited dated March 9, 2015.

/s/PricewaterhouseCoopers LLP
Stamford, CT
April 13, 2015